SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (date of earliest event reported)    July 21, 2000
                                                --------------------------------



                                 AMERIPATH, INC.
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or other jurisdiction of incorporation)



             000-22313                                   65-0642485
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       (Commission File Number)                (IRS Employer Identification No.)



                                7289 Garden Road
                                    Suite 200
                          Riviera Beach, Florida 33404
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          (Address of principal executive offices, including Zip Code)



Registrant's telephone number, including area code    (561) 845-1850
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                                       N/A
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          (Former name or former address, if changed since last report)

Item 5.       Other Events

              AMENDMENT TO CREDIT FACILITY; IMPAIRMENT OF INTANGIBLE ASSETS

         In the Company's 1999 annual report on Form 10-K and its Form 10-Q for the first quarter of 2000, the Company disclosed the possible impairment of the intangible assets attributable to an acquired practice in Cleveland, Ohio. On June 8, 2000, the Company announced that it anticipated recording a pre-tax noncash charge of approximately $4.7 million, and related cash charges of approximately $540,000, in connection with the impairment of these intangible assets in the second quarter of 2000. The Company had provided services at four hospitals and an ambulatory care facility owned by Primary Health Systems ("PHS"), a regional hospital network in Cleveland, Ohio. During the first quarter of 2000, PHS began implementing a plan of reorganization filed under Chapter 11 with the U.S. Bankruptcy Court for the District of Delaware, and closed one hospital. During the second quarter, the bankruptcy court approved the sale of two hospitals and the ambulatory care facility to local purchasers in the Cleveland area. The Company's contracts with these two hospitals and the ambulatory care facility were not accepted by the purchasers, who have elected to employ their own pathologists. One hospital has not been sold and continues to do business with the Company. These charges resulted in a reduction of net income for the second quarter of $3.9 million, or $.18 per share.

         On July 20, 2000 Ameripath, Inc, (the "Company"), announced that it has amended its up to $300 million credit facility with the syndicate of banks led by Fleet National Bank. The amendment allows for the Company's current compliance with the credit facility by excluding charges totaling approximately $5.2 million from the calculation of the Company's consolidated operating cash flow covenant through March 31, 2001. These charges related to an impairment of assets and related charges at an acquired practice in Cleveland, Ohio, as described above. The amendment to the Company's Credit Facility was obtained to cure a potential default that otherwise would have likely occurred under the operating cash flow covenant of the credit facility as a result of the asset impairment charge. In addition, the amendment increases the Company's operating cash flow requirements under the facility for the trailing twelve months ending December 31, 2002 and thereafter; requires that a minimum of 10% of the purchase price of future acquisitions greater than $5 million be in the form of the Company's capital stock; and allows for an investment of up to $3 million in Genomics Collaborative, Inc. The amendment is not expected to have an adverse effect on the Company's operations or strategies.

         This description is not complete and is qualified in its entirety by reference to the Amended And Restated Credit Agreement Amendment No. 1, dated as of July 21, 2000 attached as Exhibit 10.44 and the Press Releases attached as Exhibits 99.1 and 99.2 hereto, which Exhibits are incorporated herein by reference.


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

Item 7.       Financial Statements, Pro Forma Financials and Exhibits

(c)      Exhibits

       Exhibit
        Number                             Description
    ------------  -----------------------------------------------------------

         10.44 Amended And Restated Credit Agreement, Amendment No. 1, dated as of July 21, 2000, among AmeriPath, Inc., certain of its Subsidiaries, Fleet National Bank (f/k/a BankBoston, N.A.), and certain other lenders

         99.1 Press release, dated July 20, 2000, announcing that the Company has amended its up to $300 million credit facility with the syndicate of banks led by Fleet National Bank.

         99.2 Press release, dated June 8, 2000, announcing the anticipated recording of a $4.7 million non-cash pre-tax charge and $540,000 cash charge in connection with the impairment of intangible assets at an acquired practice in Cleveland, Ohio.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            AMERIPATH, INC.



Dated:  August 2, 2000                       By:/s/ Robert P. Wynn
                                               ----------------------------
                                               Robert P. Wynn
                                               Executive Vice President and
                                               Chief Financial Officer

                                INDEX TO EXHIBITS

       Exhibit
        Number                             Description
    ------------  -----------------------------------------------------------

         10.44 Amended And Restated Credit Agreement, Amendment No. 1, dated as of July 21, 2000, among AmeriPath, Inc., certain of its Subsidiaries, Fleet National Bank (f/k/a BankBoston, N.A.), and certain other lenders

         99.1 Press release, dated July 20, 2000, announcing that the Company has amended its up to $300 million credit facility with the syndicate of banks led by Fleet National Bank.

         99.2 Press release, dated June 8, 2000, announcing the anticipated recording of a $4.7 million non-cash pre-tax charge and $540,000 cash charge in connection with the impairment of intangible assets at an acquired practice in Cleveland, Ohio.